UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 30, 2007

Pure Vanilla eXchange, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-52023		98-0442839
(Commission File Number)		(IRS Employer Identification No.)

805 Third Avenue, 15th Floor New York, New York		10022
(Address of Principal Executive Offices)		(Zip Code)

	212-972-1600
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⁭	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁭	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⁭	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⁭	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth under Item 2.03 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Loan Agreements

On March 30, 2007, we entered into loan agreements with Jed Schutz, George W. Benedict and Thomas R. Fanning, relating to $1,290,000 of short term loans they provided to us during the period from February 14, 2007 to March 30, 2007. Each are members of our board of directors and both Mr. Benedict and Mr. Schutz are principal shareholders. We previously reported that Mr. Schutz entered into a loan agreement with us dated as of February 28, 2007 relating to $750,000 of these loans. The new agreement with Mr. Schutz replaces the prior agreement and relates to an additional $360,000 advanced by Mr. Schutz in March 2007. The agreements with Mr. Fanning and Mr. Benedict relate to $90,000 advanced by each of them in March 2007.

Pursuant to the agreements we issued a series of promissory notes to each of the lenders memoralizing the amounts and dates of the advances they made. Each note provides for interest on the principal amount to accrue monthly at the annual rate of 9.9% or, during the continuation of any event of default, daily at the annual rate of 15%. The outstanding principal amount of the notes and all accrued and unpaid interest is due and payable upon the earlier of (i) two business days after the date on which we have raised $20,000,000, in the aggregate from February 12, 2007, from the sale of our securities, net of any loans that have been outstanding for a term of less than six months on the date such sale is closed (regardless of the maturity at the date of issue) that are repaid from the proceeds of such sales, provided that all indebtedness under the $1,500,000 Senior Secured Convertible Note that we issued on December 26, 2006 to Gottbetter Capital Master, Ltd. (the “Gottbetter Note”) has then been paid in full and (ii) April 5, 2008. The notes may be prepaid at any time and from time to time, in whole or in part without premium or penalty. The note we issued to the lenders are subordinated to our obligations under Gottbetter Note. The material terms and conditions of the Gottbetter Note were disclosed in our Current Report on Form 8-K filed on January 3, 2007.

The lenders may declare the notes immediately due and payable upon the occurrence of any of the following events of default: (i) our failure to pay principal or interest or any other amount payable under the note when the same is due or our failure to perform any other obligation under the note; (ii) the institution by or against us of bankruptcy proceedings (if, in the case of a proceeding instituted against us, it is not dismissed within 60 days) or the appointment of a trustee or receiver for us or for a substantial part of our property; (iii) our failure to conduct business in the ordinary course, dissolution or termination of existence; (iv) any sale, transfer, pledge, lien, grant of a security interest or other disposition, outside the ordinary course of business, in or of any material assets or a material portion our assets or business; (v) any declaration or payment of any dividend or distribution with respect to or redemption of our capital stock; (vi) the entry of money judgment or similar process in excess of $100,000 if such judgment remains unvacated for 30 days; or (vii) our failure to comply in all material respects with all applicable laws, rules, regulations or orders.

The lenders may, but are not obligated to, make additional loans on these terms until there is an aggregate of $2.5 million of loans outstanding until June 30, 2007.

Under the loan agreements, we issued the lenders five-year warrants to purchase an aggregate of 403,125 shares of our common stock at an exercise price $0.80 per share. The number of shares issuable upon exercise of these warrants represents 31.25 shares for each $100 of principal amount loaned.

We issued these notes and warrants in reliance on Section 4(2) of the Securities Act of 1933, as amended and such issuance was without the payment of any commission or the services of any broker-dealer.  Copies of the loan agreements and the forms of note and warrant issued are attached hereto as Exhibits 10.1, 10.2, 10.3, 4.1 and 4.2, respectively, and are incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth under Item 2.03 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02.

Item 7.01	Regulation FD Disclosure.

On February 20, 2007, we issued a press release announcing the appointment of Stephen A, Erickson as President of our newly formed Nimble Merchant Group division. Mr. Erickson and Pure Vanilla agreed to sever their relationship effective March 31, 2007.

Item 9.01	Exhibits.

The following is the index of exhibits furnished in accordance with Item 601 of Regulation S-B, filed as part of this Current Report on Form 8-K or incorporated by reference herewith:

4.1	Form of Promissory Notes to be issued by Pure Vanilla eXchange, Inc. to pursuant to the loan agreements dated March 30, 2007.

4.2	Form of Five Year Common Stock Purchase Warrant to be issued by Pure Vanilla eXchange, Inc. pursuant to loan agreements dated March 30, 2007.

10.1	Loan Agreement dated March 30, 2007 by and between Pure Vanilla eXchange, Inc. and Jed Schutz.

10.2	Loan Agreement dated March 30, 2007 by and between Pure Vanilla eXchange, Inc. and Thomas J. Fanning, Sr.

10.3	Loan Agreement dated March 30, 2007 by and between Pure Vanilla eXchange, Inc. and George Benedict.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pure Vanilla eXchange, Inc.

Date: April 6, 2007	By:	/s/ Steven Yevoli
Name: Steven Yevoli
Title: Chief Executive Officer